EXHIBIT 99.1

Verso Paper Corp. Reports Third Quarter 2014 Results

NewPage Acquisition Still on Track for Fourth Quarter 2014 Closing
MEMPHIS, Tenn., (November 13, 2014) - Verso Paper Corp. (NYSE: VRS) today reported financial results for the third quarter and nine months ended September 30, 2014. Results for the quarters ended September 30, 2014 and 2013 include:

•	Net sales of $350.2 million in the third quarter of 2014 compared to $374.9 million in the third quarter of 2013.

•	Operating income of $14.5 million in the third quarter of 2014 compared to $24.7 million in the third quarter of 2013.

•
Adjusted EBITDA before pro forma effects of profitability program of $40.5 million in the third quarter of 2014, compared to $50.6 million in the third quarter of 2013 (Note: Adjusted EBITDA is a non-GAAP financial measure and is defined and reconciled to net income later in this release).

Overview

Verso’s net sales for the third quarter of 2014 decreased $24.7 million, or 6.6%, compared to the third quarter of 2013, reflecting a 2.7% decrease in average sales price per ton and a 4.0% decline in total sales volume. Prices for pulp and coated paper declined year over year, while our specialty grade pricing remained flat.

“During the third quarter we experienced our seasonal uptick in coated paper volumes versus the second quarter and pricing increased over the previous quarter,” said David Paterson, President and Chief Executive Officer of Verso. “Our market pulp volumes were lower as we took an annual maintenance outage in the third quarter versus an outage in the second quarter last year. We continued to achieve favorable input prices, primarily for energy, compared to last quarter as well as last year's levels. We ended the quarter with inventory balances below prior quarter and prior year levels.
“Subsequent to quarter end, we announced the difficult decision to close our mill in Bucksport, Maine. We are committed to helping the Bucksport mill employees who will be affected by the closure.
“As we look to close out the year, we continue to focus on the safety of our people, managing working capital, and continuing efforts to close the proposed acquisition of NewPage.”

Summary Results
Results of Operations - Comparison of the Third Quarter of 2014 to the Third Quarter of 2013

	Three Months Ended
	September 30,
(Dollars in thousands)	2014	2013
Net sales	$350,227	$374,876
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	294,803	305,718
Depreciation, amortization, and depletion	23,103	26,333
Selling, general, and administrative expenses	17,774	18,028
Restructuring charges	—	145
Total operating expenses	335,680	350,224
Operating income	14,547	24,652
Interest income	(1)	(6)
Interest expense	36,706	34,360
Other loss, net	14,006	70
Loss before income taxes	(36,164)	(9,772)
Income tax (benefit) expense	(606)	11
Net loss	$(35,558)	$(9,783)

Net Sales.  Net sales for the third quarter of 2014 decreased 6.6% to $350.2 million from $374.9 million in the third quarter of 2013, reflecting a 2.7% decrease in average sales price per ton and a 4.0% decline in total sales volume.

Net sales for our coated papers segment decreased 10.7% in the third quarter of 2014 to $261.5 million from $292.8 million for the same period in 2013, due to a 6.9% decrease in paper sales volume and a 4.1% decline in average sales price per ton. The declines in sales volume and price were driven by declining demand for coated papers.

Net sales for our market pulp segment decreased 8.5% in the third quarter of 2014 to $36.8 million from $40.1 million for the same period in 2013.  Sales volume declined 7.3% as we took an annual maintenance outage in the third quarter versus an outage in the second quarter last year. The average sales price per ton decreased 1.4% compared to the third quarter of 2013.

Net sales for our other segment increased 24.0% to $51.9 million in third quarter of 2014 from $42.0 million in the third quarter of 2013.  The overall increase was driven by a 24.3% increase in sales volume, while the average sales price per ton remained flat.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $317.9 million in the third quarter of 2014 compared to $332.1 million in 2013.  Our gross margin, excluding depreciation, amortization, and depletion, was 15.8% for the third quarter of 2014 and 18.4% for the third quarter of 2013. The decline in gross margin is primarily attributable to a non-cash trademark impairment charge of $6.3 million recorded in the third quarter of 2014. Depreciation, amortization, and depletion expenses were $23.1 million for the third quarter of 2014 compared to $26.3 million for the third quarter of 2013.

Selling, general, and administrative.  Selling, general, and administrative expenses were $17.8 million in the third quarter of 2014 compared to $18.0 million for the third quarter of 2013.

Interest expense.  Interest expense for the third quarter of 2014 was $36.7 million compared to $34.4 million for the same period in 2013.

Other loss, net.  Other loss, net for the third quarter of 2014 was $14.0 million and reflected costs incurred in connection with the NewPage acquisition. Other loss, net of $0.1 million for the same period in 2013 reflected losses related to debt refinancing.

Results of Operations - Comparison of the First Nine Months of 2014 to the First Nine Months of 2013

	Nine Months Ended
	September 30,
(Dollars in thousands)	2014	2013
Net sales	$970,256	$1,038,481
Costs and expenses:
Cost of products sold - (exclusive of depreciation, amortization, and depletion)	872,800	891,465
Depreciation, amortization, and depletion	74,244	78,620
Selling, general, and administrative expenses	53,177	56,004
Restructuring charges	—	1,327
Total operating expenses	1,000,221	1,027,416
Other operating income	—	(3,971)
Operating (loss) income	(29,965)	15,036
Interest income	(2)	(20)
Interest expense	106,858	103,460
Other loss, net	32,773	2,776
Loss before income taxes	(169,594)	(91,180)
Income tax (benefit) expense	(587)	20
Net loss	$(169,007)	$(91,200)

Net Sales.  Net sales for the nine months ended September 30, 2014, decreased 6.6% to $970.2 million from $1,038.5 million in the nine months ended September 30, 2013, due to a 3.7% decline in total sales volume and a 2.9% decrease in average sales price per ton compared to the same period last year.

Net sales for our coated papers segment decreased 11.4% for the nine months ended September 30, 2014 to $705.2 million from $796.4 million for the same period in 2013, due partly to a 7.2% decline in paper sales volume.  The average sales price per ton of coated paper also decreased 4.6% compared to the same period last year.

Net sales for our market pulp segment increased 2.8% for the nine months ended September 30, 2014 to $118.8 million from $115.5 million for the same period in 2013.  The average sales price per ton increased 4.9% compared to the nine months ended September 30, 2013, while sales volume decreased 2.0% compared to the same period last year.

Net sales for our other segment increased 15.5% to $146.2 million in the nine months ended September 30, 2014 from $126.6 million in the nine months ended September 30, 2013.  Sales volume increased 18.7% for the nine months ended September 30, 2014 compared to the same period last year, while the average sales price decreased 2.7% compared to the same period last year.

Cost of sales.  Cost of sales, including depreciation, amortization, and depletion, was $947.0 million in the nine months ended September 30, 2014 compared to $970.1 million in 2013.  Our gross margin, excluding depreciation, amortization, and depletion, was 10.0% for the nine months ended September 30, 2014 compared to 14.2% for the nine months ended September 30, 2013, reflecting higher average sales prices in 2013. Depreciation, amortization, and depletion expenses were $74.2 million for the nine months ended September 30, 2014 compared to $78.6 million for the nine months ended September 30, 2013.

Selling, general, and administrative.  Selling, general, and administrative expenses were $53.2 million in the nine months ended September 30, 2014 compared to $56.0 million in 2013.

Restructuring charges.  Restructuring charges for the nine months ended September 30, 2013 were $1.3 million and consisted primarily of facility operations and personnel costs for the former Sartell mill site through the date of sale.

Other operating income.  Other operating income for the nine months ended September 30, 2013 was $4.0 million and consisted of the gain on the sales of the former Sartell mill and the assets of Verso Fiber Farm LLC.

Interest expense.  Interest expense for the nine months ended September 30, 2014 was $106.9 million compared to $103.5 million for the same period in 2013.

Other loss, net.  Other loss, net was $32.7 million for the nine months ended September 30, 2014 and reflected costs incurred in connection with the NewPage acquisition. Other loss, net of $2.8 million in the nine months ended September 30, 2013, was primarily attributable to losses related to debt refinancing.

Reconciliation of Net Income to Adjusted EBITDA

The agreements governing our debt contain financial and other restrictive covenants that limit our ability to take certain actions, such as incurring additional debt or making acquisitions. Although we do not expect to violate any of the provisions in the agreements governing our outstanding indebtedness, these covenants can result in limiting our long-term growth prospects by hindering our ability to incur future indebtedness or grow through acquisitions.

EBITDA consists of earnings before interest, taxes, depreciation, and amortization. EBITDA is a measure commonly used in our industry, and we present EBITDA to enhance your understanding of our operating performance. We use EBITDA as a way of evaluating our performance relative to that of our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles, and ages of related assets among otherwise comparable companies.

Adjusted EBITDA is EBITDA further adjusted to eliminate the impact of certain items that we do not consider to be indicative of the performance of our ongoing operations and other pro forma adjustments permitted in calculating covenant compliance in the indentures governing our debt securities. Adjusted EBITDA is modified to align the mark-to-market impact of derivative contracts used to economically hedge a portion of future natural gas purchases with the period in which the contracts settle and is modified to reflect the amount of net cost savings projected to be realized as a result of specified activities taken during the preceding 12-month period. You are encouraged to evaluate each adjustment and to consider whether the adjustment is appropriate. In addition, in evaluating Adjusted EBITDA, you should be aware that in the future, we may incur expenses similar to the adjustments included in the presentation of Adjusted EBITDA. We believe that the supplemental adjustments applied in calculating Adjusted EBITDA are reasonable and appropriate to provide additional information to investors. We also believe that Adjusted EBITDA is a useful liquidity measurement tool for assessing our ability to meet our future debt service, capital expenditures, and working capital requirements.

However, EBITDA and Adjusted EBITDA are not measurements of financial performance under U.S. GAAP, and our EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies. You should consider our EBITDA and Adjusted EBITDA in addition to, and not as a substitute for, or superior to, our operating or net income or cash flows from operating activities, which are determined in accordance with U.S. GAAP.

The following table reconciles net (loss) income to EBITDA and Adjusted EBITDA for the periods presented.

	Nine		Three	Nine	Twelve
	Months		Months	Months	Months
	Ended	Year Ended	Ended	Ended	Ended
	September 30,	December 31,	September 30,	September 30,	September 30,
(Dollars in millions)	2013	2013	2014	2014	2014
Net loss	$(91.2)	$(111.2)	$(35.6)	$(169.0)	$(189.0)
Income tax benefit	—	(0.6)	(0.6)	(0.6)	(1.2)
Interest expense, net	103.5	137.8	36.7	106.9	141.2
Depreciation, amortization, and depletion	78.6	104.7	23.1	74.2	100.3
EBITDA	90.9	130.7	23.6	11.5	51.3
Adjustments to EBITDA:
NewPage acquisition-related costs(1)	—	5.2	14.0	32.7	37.9
Trademark impairment (2)	—	1.6	6.3	6.3	7.9
Hedge (gains) losses (3)	(1.8)	(14.3)	(5.0)	5.8	(6.7)
Equity award expense(4)	1.4	1.8	0.5	1.3	1.7
Restructuring charges(5)	1.3	1.4	—	—	0.1
Loss on extinguishment of debt, net(6)	2.8	2.8	—	—	—
Other items, net(7)	(1.7)	0.3	1.1	2.6	4.6
Adjusted EBITDA before pro forma effects of profitability program	92.9	129.5	40.5	60.2	96.8
Pro forma effects of profitability program(8)					12.7
Adjusted EBITDA					$109.5

(1)	Represents costs incurred in connection with the NewPage acquisition.

(2)	Represents non-cash impairment charge on trademarks.

(3)	Represents unrealized (gains) losses on energy-related derivative contracts.

(4)	Represents amortization of non-cash incentive compensation.

(5)	Represents costs primarily associated with the closure of the former Sartell mill in 2012.

(6)	Represents net losses related to debt refinancing.

(7)	Represents miscellaneous non-cash and other earnings adjustments, including the gains on sales of the former Sartell mill and the Fiber Farm assets in 2013.

(8)	Represents cost savings expected to be realized as part of our cost savings program.

Forward-Looking Statements

In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend" and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.
About Verso

Verso Paper Corp. is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso is headquartered in Memphis, Tennessee, and owns three paper mills located in Maine and Michigan.  Verso's paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising.  Additional information about Verso is available on its website at www.versopaper.com. References to “Verso” or the “Company” mean Verso Paper Corp. and its consolidated subsidiaries unless otherwise expressly noted.

Conference Call
Verso will host a conference call today at 9:00 a.m. (Eastern Standard Time) to discuss third quarter results. Analysts and investors may access the live conference call by dialing 719-457-2607 or, within the U.S. and Canada only, 888-471-3840, access code 1226552. To register, please dial in 10 minutes before the conference call begins. The conference call and presentation materials can be accessed through Verso’s website at investor.versopaper.com by navigating to the Events page, or at http://investor.versopaper.com/eventdetail.cfm?EventID=150948. This release and Verso’s quarterly report on Form 10-Q for the three months ended September 30, 2014, will be made available on Verso's website at investor.versopaper.com by navigating to the Financial Information page.

A telephonic replay of the conference call can be accessed at 719-457-0820 or, within the U.S. and Canada only, 888-203-1112, access code 1226552. This replay will be available starting today at 12:00 p.m. (Eastern Standard Time) and will remain available for 14 days.
Contact
Verso Paper Corp.
Robert P. Mundy
Senior Vice President and Chief Financial Officer

901-369-4128
robert.mundy@versopaper.com
www.versopaper.com
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